Exhibit 10.1.a

GREAT PLAINS ENERGY INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective April 1, 2000

As Amended and Restated Effective October 1, 2003

GREAT PLAINS ENERGY INCORPORATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Plan was previously adopted by Kansas City Power & Light Company (KCPL). As part of a corporate restructuring, the Plan was restated effective October 1, 2001, to reflect a name change from Kansas City Power & Light Company to Great Plains Energy Incorporated (GPE). The Plan is further amended and restated effective October 1, 2003.

PREAMBLE

The principal objective of this Supplemental Executive Retirement Plan is to ensure the payment of a competitive level of retirement income in order to attract, retain, and motivate selected executives, and to restore benefits which cannot be paid under the Company's Qualified Pension Plan due to restrictions on benefits, contributions, compensation, or the like imposed under that plan. The Company may, but is not required to, set aside funds from time to time to provide such benefits, and such funds may be held in a separate trust established for such purpose. This Plan is a successor to the supplemental executive retirement component of the Company's former Supplemental Executive Retirement and Deferred Compensation Plan (the "Prior Plan"), which was effective on November 2, 1993. It shall be effective as to each Participant on the date he or she becomes a Participant hereunder; provided, however, that the benefits of those individuals whose employment with the Company or any of its affiliates terminated prior to April 1, 2000, shall continue to be governed by the terms of the Prior Plan, and not the terms of this Plan. This Plan supersedes the supplemental executive retirement component of the Prior Plan and all similar non-qualified supplemental executive retirement plans that may be in existence.

ARTICLE I

DEFINITIONS

1.1 "Active Participant" means, with respect to a Plan Year, any employee of the Company (i) who is an officer appointed by the Board of Directors, or (ii) whose annualized Base Compensation exceeds the limitation imposed by Internal Revenue Code Section 401(a)(17) and regulations promulgated thereunder, as adjusted from time to time. For purposes of determining Years of Benefit Service pursuant to Section 1.9 of this Plan, an employee shall be deemed to have been an Active Participant with respect to any Plan Year in which he or she was a Participant for purposes of Sections II, III, IV, and V of the Prior Plan.

1.2 "Basic Plan" means the Great Plains Energy Incorporated Management Pension Plan. Except as otherwise provided in this Plan, the following terms shall have the same meaning as set forth in the Basic Plan, as amended from time-to-time:

    Actuarial Equivalent

    Base Compensation

    Early Retirement Date

    Normal Retirement Date

    Plan Year

    Single Life Pension

    Years of Credited Service

1.3 "Board of Directors" means the Board of Directors of Great Plains Energy Incorporated.

1.4 "Committee" means the Nominating & Compensation Committee (or successor to such Committee) of the Board of Directors.

1.5 "Company" means Great Plains Energy Incorporated or its successor and any wholly-owned subsidiary that has adopted, and whose employees participate in, the Basic Plan; provided, however, that for purposes of Section 6.4, "Company" shall mean Great Plains Energy Incorporated or its successor.

1.6 "Participant" means an individual who has become an Active Participant and who has not received his or her entire benefit under this Plan; provided, however, that individuals who were Participants for purposes of Sections II, III, IV, and V of the Prior Plan as of April 1, 2000, and whose employment with the Company had not terminated as of that date, shall be Participants in this Plan on that date.

1.7 "Plan" means this Great Plains Energy Incorporated Supplemental Executive Retirement Plan.

1.8 "Surviving Spouse" means a Participant's surviving spouse who is eligible to receive a surviving spouse's benefit under the Basic Plan.

1.9 "Years of Benefit Service" means Years of Credited Service (including fractions thereof) during which an employee is an Active Participant, except as otherwise provided in Section 3.6, below.

ARTICLE II

ELIGIBILITY FOR BENEFITS

2.1 Except as provided in Sections 2.2 and 3.4, below, each Participant shall be eligible to receive a supplemental retirement benefit under this Plan beginning as soon as is practicable after the Participant terminates employment with the Company.

2.2 Notwithstanding any provision of this Plan to the contrary, the terms of this Plan and all subsequent amendments hereto shall not affect the rights and benefits of any person who is not an employee of the Company on or after April 1, 2000. The rights and benefits, if any, of such former employees (or spouses or beneficiaries of said former employees) shall continue to be governed by the terms of the Prior Plan as in effect on their date of termination, death, total disability, or retirement, whichever first shall have occurred.

ARTICLE III

AMOUNT AND FORM OF RETIREMENT BENEFITS

3.1 Normal Retirement. A Participant's monthly supplemental retirement benefit payable under the Plan as a Single Life Pension at the Participant's Normal Retirement Date shall be made up of the sum of two portions, the first of which is described in Paragraph (a) and the second of which is described in Paragraph (b) of this Section.

(a) The first of those portions shall make up for the difference between an accrual rate of two percent (2%) and an accrual rate of one and two-thirds percent (1 2/3%) under the Basic Plan for each of an Active Participant's Years of Benefit Service.

(b) The second portion shall make up for the benefit otherwise lost to an Active Participant under the Basic Plan due to:

(i) compensation deferred under the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan, or under Section VI of the Prior Plan,

(ii) any amounts disregarded under the Basic Plan pursuant to the provisions of Internal Revenue Code Sections 401(a)(17), 415, or similar provisions restricting the amount of compensation or benefits that may be considered under plans qualified pursuant to Internal Revenue Code Section 401(a), and

(iii) any forfeiture of benefits under the Basic Plan due to lack of vesting, but only to the extent the forfeiture reduces the amount to be paid under Subparagraph (b)(1) of Section 3 of the Restated Severance Agreement entered into by the Company and the Active Participant.

3.2 Benefits Payable Prior to Normal Retirement Date. In the event a Participant terminates employment with the Company before reaching his or her Normal Retirement Date, the monthly supplemental retirement benefit payable under the Plan shall be determined by computing the monthly retirement benefit necessary to make up for the difference in accrual rates described in Paragraph 3.1(a), for the benefit otherwise lost to the Participant due to the factors described in Paragraph 3.1(b), and for the difference between computations of monthly salary using computation periods of more than thirty-six (36) consecutive months rather than of thirty-six (36) consecutive months, reduced to reflect the early payment of the benefit and the Participant's younger age in the same circumstances and to the same extent as the Single Life Pension under the Basic Plan is reduced to reflect these factors. The result is that:

(a) There shall be no early retirement reduction factor applied to the retirement benefit of a Participant who has satisfied all of the requirements set forth in the Basic Plan for the Rule of 85 early retirement benefit,

(b) The Basic Plan's early retirement reduction factor of one quarter of one-percent (.25%) per month shall apply to the retirement benefit of a Participant who does not satisfy all of the requirements set forth in the Basic Plan for the Rule of 85 early retirement benefit, and whose employment with the Company terminates on or after his or her Early Retirement Date, and

(c) For the retirement benefit of a Participant who terminates employment with the Company before his or her Early Retirement Date, and without satisfying all of the requirements set forth in the Basic Plan for the Rule of 85 early retirement benefit, no early retirement subsidy of any kind shall apply.

3.3 Disability Retirement. A Participant whose employment with the Company terminates due to a total disability for which the Participant is eligible to receive benefits under the Company's Long-Term Disability Plan shall then be eligible for a supplemental retirement benefit. The supplemental retirement benefit shall be determined in accordance with Sections 3.1 and 3.2, except that his or her Years of Benefit Service shall include the period from the date of disability to the Participant's Normal Retirement Date. In no event shall Years of Credited Service or Benefit Service in excess of 30 be considered.

3.4 Form of Payment. The Participant may elect the form in which benefits under the Plan are to be paid from the forms set forth in this Section, the value of each of which shall be the Actuarial Equivalent of the value of each of the others. Payment shall be made, in the case of a lump sum payment, or shall begin, in the case of a pension, in accordance with the Participant's election made as provided in Section 3.5.

(a) Lump Sum Payment. This form provides the Participant with a one-time, single sum payment of the Participant's entire benefit under the Plan.

(b) Single Life Pension. A Single Life Pension pays the Participant a monthly pension only for as long as the Participant lives.

(c) Single Life Pension with 60 Months Guaranteed. A Single Life Pension with 60 Months Guaranteed pays a monthly benefit for as long as the Participant lives. If the Participant dies before receiving 60 monthly payments, the Participant's beneficiary receives them for the remainder of the 60 months that were guaranteed.

(d) Single Life Pension with 120 Months Guaranteed. A Single Life Pension with 120 Months Guaranteed pays the Participant a monthly benefit for as long as the Participant lives. If the Participant dies before receiving 120 monthly payments, the Participant's beneficiary receives them for the remainder of the 120 months that were guaranteed.

(e) 100%, 75%, 66 2/3%, 50%, 33 1/3% and 25% Joint Pensions. A 100%, 75%, 66 2/3%, 50%, 33 1/3% or 25% Joint Pension pays the Participant a monthly benefit for as long as the Participant lives. If the Participant's spouse is living when the Participant dies, he or she receives a monthly pension equal to 100%, 75%, 66 2/3%, 50%, 33 1/3% or 25%, respectively, of the monthly pension the Participant received, for as long as he or she lives. If the Participant is not married as of the date the Participant's pension commences, it will be paid to the Participant as a Single Life Pension. The term "spouse," as used in this form, means the person to whom the Participant is married on the date the Participant's pension commences.

3.5 Election of Form and Timing. A new Active Participant in the Plan shall, within sixty (60) days of the date he or she becomes a Participant, elect the form in which he or she wishes the benefit under the Plan to be paid, and whether payment is to be made as soon as is practicable after termination of employment with the Company and, if not, the anniversary of termination when payment is to be made. A Participant in the Plan as of April 1, 2000, shall make these elections no later than April 15, 2000. If such a Participant terminates employment with the Company within one (1) year of the date the election form is filed with the Company, the election shall have no effect, and the Participant's benefit under the Plan will be paid in the form of a Single Life Pension, if the Participant is then single, or in the form of a 50% Joint Pension, with the Participant's spouse as the survivor, if the Participant is then married.

3.6 Chief Executive Officer Benefits. Notwithstanding any provision of this Plan to the contrary, the benefits of individuals who are, or have been, employed in the position of Chief Executive Officer of the Company shall be determined in accordance with the following Paragraphs:

(a) In the case of a person who has served at least ten (10) years in the position of Chief Executive Officer of the Company, the two percent (2%) accrual rate referred to in Paragraph 3.1(a) shall be three percent (3%), and no early retirement reduction factor shall be applied. In no event shall the sum of the accrual rates used to determine a Participant's retirement benefits under the Basic Plan and this Plan exceed sixty percent (60%), so for a Participant who is eligible for the special benefit for Chief Executive Officers described in the first sentence of this Paragraph (a), the maximum number of Years of Benefit Service taken into account shall be twenty (20).

(b) In the case of a person who is employed in the position of Chief Executive Officer of Great Plains Energy Incorporated on September 30, 2003, the term "Base Compensation," as defined in Section 1.2, shall be deemed to include compensation paid to such person by the Company from January 1, 2004, through June 30, 2005, at an annualized rate equivalent to such person's annualized Base Compensation as of December 31, 2003. In addition, the Participant described in the first sentence of this Paragraph (b) shall be deemed to have accrued thirty (30) Years of Benefit Service as of the date such individual terminates employment with the Company.

(c) The person who is employed in the position of Chief Executive Officer of Great Plains Energy Incorporated on October 1, 2003, shall be credited with two (2) Years of Benefit Service, as defined in Section 1.9, for each Year of Credited Service (including fractions thereof) during which such person is an Active Participant. In no event, however, shall the number of Years of Benefit Service taken into account under this Plan exceed thirty (30).

ARTICLE IV

PAYMENT OF RETIREMENT BENEFITS

4.1 Supplemental retirement benefits payable in accordance with Article III shall commence as provided in Section 2.1, and shall continue to be paid as required by the form in which the Participant's benefit is paid.

ARTICLE V

DEATH BENEFITS

5.1 If a Participant dies before supplemental retirement benefit payments commence under this Plan, the Participant's Surviving Spouse shall receive a pre-retirement survivor annuity under the Plan. The amount of the pre-retirement survivor annuity payable under this Plan shall be equal to the amount of the qualified pre-retirement survivor annuity determined under the Basic Plan, but calculated by substituting the amount of the Participant's supplemental retirement benefit determined under Article III for the amount of the Participant's benefit under the Basic Plan.

5.2 A Surviving Spouse's benefit under Section 5.1 shall be payable monthly; its duration shall be the same as that of the qualified pre-retirement survivor annuity payable under the Basic Plan.

ARTICLE VI

MISCELLANEOUS

6.1 The Board of Directors may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time-to-time, in whole or in part. However, no amendment or suspension of the Plan shall affect a Participant's right or the right of a Surviving Spouse to benefits accrued up to the date of any amendment or termination, payable at least as quickly as is consistent with the Participant's election made as provided in Section 3.5. In the event the Plan is terminated, the Committee will continue to administer the Plan until all amounts accrued have been paid.

6.2 Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company, nor shall it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

6.3 Neither the Committee nor any member of the Board of Directors nor any officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

6.4 This Plan is unfunded, and constitutes a mere promise by the Company to make benefit payments in the future. The right of any Participant or Surviving Spouse to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Company. The Company may choose to establish a separate trust (the "Trust"), and to contribute to the Trust from time to time assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency, until paid to Plan Participants and Surviving Spouses in such manner and at such times as specified in the Plan. It is the intention of the Company that such Trust, if established, shall constitute an unfunded arrangement, and shall not affect the status of the Plan as an unfunded Plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Trustee of the Trust shall invest the Trust assets, unless the Committee, in its sole discretion, chooses either to instruct the Trustee as to the investment of Trust assets or to appoint one or more investment managers to do so.

6.5 To the maximum extent permitted by law, no benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind.

6.6 Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable properly to manage his or her financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

6.7 The Plan shall be administered by the Committee or its designee, which may adopt rules and regulations to assist it in the administration of the Plan.

6.8 A request for a Plan benefit shall be filed with the Chairperson of the Committee or his or her designee, on a form prescribed by the Committee. Such a request, hereinafter referred to as a "claim," shall be deemed filed when the executed claim form is received by the Chairperson of the Committee or his or her designee.

The Chairperson of the Committee or his or her designee shall decide such a claim within a reasonable time after it is received. If a claim is wholly or partially denied, the claimant shall be furnished a written notice setting forth, in a manner calculated to be understood by the claimant:

(a) The specific reason or reasons for the denial;

(b) A specific reference to pertinent Plan provisions on which the denial is based;

(c) A description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and

(d) Appropriate information as to the steps to be taken if the claimant wishes to appeal his or her claim, including the period in which the appeal must be filed and the period in which it will be decided.

The notice shall be furnished to the claimant within 90 days after receipt of the claim by the Chairperson of the Committee or his or her designee, unless special circumstances require an extension of time for processing the claim. No extension shall be for more than 90 days after the end of the initial 90-day period. If an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision will be rendered.

If a claim is denied, in whole or in part, the claimant may appeal the denial to the full Committee, upon written notice to the Chairperson thereof. The claimant may review documents pertinent to the appeal and may submit issues and comments in writing to the Committee. No appeal shall be considered unless it is received by the Committee within 90 days after receipt by the claimant of written notification of denial of the claim. The Committee shall decide the appeal within 60 days after it is received. However, if special circumstances require an extension of time for processing, a decision shall be rendered as soon as possible, but not later than 120 days after the appeal is received. If such an extension of time for deciding the appeal is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The Committee's decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions upon which the decision is based.

6.9 Each Participant shall receive a copy of the Plan and, if a Trust is established pursuant to Section 6.4, the Trust, and the Company shall make available for inspection by any Participant a copy of any rules and regulations used in administering the Plan.

6.10 If any contest or dispute shall arise as to amounts due to a Participant under this Plan, the Company shall reimburse the Participant, on a current basis, all legal fees and expenses incurred by the Participant in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying the Participant's claims, the Participant shall be required immediately to reimburse the Company for all sums advanced to the Participant hereunder.

6.11 This Plan is binding on the Company and will bind with equal force any successor of the Company, whether by way of purchase, merger, consolidation or otherwise.

6.12 If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

6.13 To the extent not superseded by the laws of the United States, this Plan shall be construed according to the laws of the State of Missouri.